Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hologic, Inc. for the registration of 2,328,824 shares of its common stock and to the incorporation by reference therein of our reports dated December 2, 2005, with respect to the consolidated financial statements of Hologic, Inc., Hologic, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 24, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA

July 24, 2006